As filed with the Securities and Exchange Commission on March 9, 2022

Registration No. 333-190195

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Phillips 66 Partners LP

(Exact name of registrant as specified in its charter)

Delaware	38-3899432
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2331 CityWest Boulevard Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Phillips 66 Partners LP 2013 Incentive Compensation Plan

(Full title of the plan)

Vanessa Allen Sutherland

Vice President, General Counsel and Secretary

2331 CityWest Boulevard

Houston, Texas 77042

(855) 283-9237

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William N. Finnegan IV

Thomas G. Brandt

Latham & Watkins LLP

811 Main Street Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-190195 on Form S-8 (the “Registration Statement”), filed by Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission (the “SEC”) on July 26, 2013, pertaining to the registration of 2,500,000 common units representing limited partner interests of the Partnership (“Common Units”) under the Phillips 66 Partners LP 2013 Incentive Compensation Plan.

On October 26, 2021, Phillips 66, a Delaware corporation (“Parent”) and the indirect owner of Common Units representing approximately 70.2% of the total Common Units and Series A preferred units representing limited partner interests in the Partnership, voting together as a single class on an as-converted basis and outstanding prior to completion of the Merger (as defined herein), caused its indirect, wholly owned subsidiary Phillips 66 Project Development Inc., a Delaware corporation (“P66 PDI”), to deliver a written consent approving the adoption of that certain Agreement and Plan of Merger, dated as of October 26, 2021 (the “Merger Agreement”), by and among Parent, the Partnership, Phillips 66 Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership, Phillips 66 Company, a Delaware corporation and wholly owned subsidiary of Parent (“P66 Company”), P66 PDI and Phoenix Merger Sub LLC, a Delaware limited liability company and jointly owned subsidiary of P66 Company and P66 PDI (“Merger Sub”), and the transactions contemplated by the Merger Agreement, including the Merger (as defined below), for and on behalf of the limited partners of the Partnership. At the Effective Time (as defined below) of the Merger, pursuant to the terms of the Merger Agreement, each outstanding Common Unit, other than those held by Parent or any of its subsidiaries, was converted into the right to receive 0.500 of a share of Parent’s common stock, par value $0.01, and Merger Sub merged with and into the Partnership (the “Merger”), with the Partnership continuing and surviving as an indirect, wholly owned subsidiary of Parent following the Merger.

The Merger was consummated on March 9, 2022 (the “Effective Time”), pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware. In connection with the completion of the Merger, the Partnership terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities of the Partnership registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on March 9, 2022.

PHILLIPS 66 PARTNERS LP

By:	Phillips 66 Partners GP LLC, its general partner

By:	/s/ Kevin J. Mitchell
Kevin J. Mitchell
Vice President and Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.